Exhibit  23.8



                       CONSENT OF INDEPENDENT ACCOUNTANTS

                                  ------------


We hereby consent to the use in this Registration Statement on Form S-4 and S-1 and of our report dated April 24, 2000 relating to the Consolidated Schedule of Rental of Flight Equipment and Overhaul Reimbursements (Related to 27 Aircraft Sold to Subsidiaries of Morgan Stanley Dean Witter & Co.) of International Lease Finance Corporation for the seven month and ten day period ended August 10, 1999 and the years ended December 31, 1998 and 1997, which appear in this Registration Statement. We also consent to the references to us under the headings "Experts" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP


Los Angeles, CA
May 26, 2000